Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2025 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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Oral VK2735 to Advance into Phase 3 for Obesity in 3Q26

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Phase 3 VANQUISH Trials for Subcutaneous VK2735 in Obesity Ongoing; VANQUISH-1 Enrollment Complete, VANQUISH-2 Nearing Full Enrollment

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VK2735 Maintenance Dosing Study Fully Enrolled; Data Expected 3Q26

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Novel Amylin Agonist IND Filing Planned This Quarter

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Strong Quarter-End Cash Position of $706 Million

SAN DIEGO, February 11, 2026 -- Viking Therapeutics, Inc. (Viking) (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the fourth quarter and year ended December 31, 2025, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter and Year Ended December 31, 2025, and Other Recent Events:

“The past year was an exceptional year for Viking marked by rapid progress across our obesity portfolio,” stated Brian Lian, Ph.D., chief executive officer of Viking. “In June, the company initiated the Phase 3 VANQUISH clinical program evaluating the subcutaneous formulation of VK2735, a dual agonist of the GLP-1 and GIP receptors, for obesity. We announced completion of enrollment in VANQUISH-1 in the fourth quarter and expect to complete enrollment in VANQUISH-2 later this quarter. In 2025 the company also announced positive top-line results from its Phase 2 VENTURE-Oral dosing trial of the tablet formulation of VK2735 in obesity. Following feedback from an end-of-Phase 2 meeting with the FDA, we plan to advance oral VK2735 into Phase 3 development in 3Q26. Based on exciting early data suggesting the potential for maintenance dosing with VK2735, in the fourth quarter we initiated a study designed to evaluate monthly subcutaneous dosing, daily oral dosing, and weekly oral dosing. This trial will provide data to potentially further differentiate VK2735 as the only dual agonist molecule with the potential to dose monthly or to allow transition from subcutaneous to oral administration for weight maintenance. This study is fully enrolled and we look forward to announcing the results in the third quarter of 2026. We also expect to file an IND for our novel amylin agonist this quarter, expanding our obesity franchise. During the year Viking continued building the foundation to support commercial activities by entering into a comprehensive manufacturing and supply agreement for VK2735 and expanding our commercial depth to prepare for success. Throughout these activities we have continued to exercise fiscal discipline and maintain a strong balance sheet, which will allow us to meet key milestones in the quarters ahead. We expect 2026 to be another exciting and productive year and look forward to providing updates along the way.”

Pipeline and Recent Corporate Highlights

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Phase 3 VANQUISH Trials for Subcutaneous VK2735 in Obesity Ongoing; VANQUISH-1 Fully Enrolled Ahead of Schedule, VANQUISH-2 Nearing Full Enrollment. VK2735 is a wholly owned long-acting dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of obesity and other metabolic disorders.

The company previously announced positive top-line data from its Phase 2 VENTURE study of VK2735 in adults with obesity. This study demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7% after 13 weekly doses. The VENTURE study also showed VK2735 to be safe and well tolerated through 13 weeks of dosing, with the majority of treatment emergent adverse events characterized as mild or moderate. Adverse events generally occurred early in the course of treatment, resolved quickly, and were primarily related to the expected gastrointestinal effects resulting from activation of the GLP-1 receptor.

In June 2025, following an end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA), the company initiated the VANQUISH Phase 3 registration program. The VANQUISH program consists of two trials evaluating VK2735: one in adults with obesity (VANQUISH-1) and one in adults with obesity and type 2 diabetes (VANQUISH-2). Each study is a randomized, double-blind, placebo-controlled, multicenter trial designed to assess the efficacy and safety of VK2735 administered by subcutaneous injection once weekly for 78 weeks. The VANQUISH-1 study was designed to target enrollment of approximately 4,500 patients, and the VANQUISH-2 study is targeting enrollment of approximately 1,100 patients. Participants in each of these trials will be randomized to weekly VK2735 treatment arms of 7.5 mg, 12.5 mg, 17.5 mg, or placebo.

The primary endpoint of the VANQUISH trials is the percent change in body weight from baseline after 78 weeks of treatment for participants receiving VK2735 as compared to placebo. Secondary and exploratory endpoints will evaluate a range of additional safety and efficacy measures, including the percentage of patients who achieve ≥5%, ≥10%, ≥15% and ≥20% body weight reduction. Each study will also include a one-year extension allowing participants the opportunity to continue receiving treatment following completion of the primary dosing period, including patients receiving placebo during the initial portion of trial.

In November 2025 the company announced completion of enrollment in the VANQUISH-1 study. The trial enrolled more than 4,500 patients, exceeding the original enrollment target, ahead of schedule. The company believes the rapid pace of enrollment observed in the VANQUISH program demonstrates the significant continued enthusiasm among investigators, clinicians and patients for the VK2735 program. Enrollment in the VANQUISH 2 study is continuing and the company expects to complete enrollment in 1Q26.

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Phase 2 VENTURE Data Highlighted in Presentations at ObesityWeek 2025 and Published in Peer-Reviewed Journal, Obesity. The effects of weekly VK2735 on certain cardiometabolic parameters that were observed in the VENTURE study were highlighted in a poster presentation at the 2025 ObesityWeek conference in November. The results demonstrated that patients receiving VK2735 experienced improvements in metabolic syndrome and prediabetic status compared with patients receiving placebo. In addition, in January 2026 the full results of the VENTURE study were the subject of a publication titled, “Weekly Subcutaneous VK2735, a GIP/GLP-1 Receptor Dual Agonist, for Weight Management: Phase 2, Randomized, 13-Week VENTURE Study,” published in Obesity, the peer-reviewed journal of The Obesity Society. This publication can be accessed online at: https://onlinelibrary.wiley.com/doi/10.1002/oby.70106. The ObesityWeek presentation and Obesity publication highlight VK2735’s promising efficacy, tolerability, and broader impact on improved cardiometabolic status after a relatively short 13 week treatment window.

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Oral VK2735 to Advance into Phase 3 Trials, Expected to Begin 3Q26. In addition to the development of a subcutaneous formulation, Viking is also advancing an oral tablet formulation of VK2735. The company believes the availability of both an oral and an injectable formulation is an important factor differentiating VK2735 from competitive agents, as no other dual or triple agonist is currently available in both formulations. The successful development of both a tablet and a subcutaneous injection may represent an attractive option for those who prefer to initiate treatment with an oral therapy, or for those seeking to maintain the weight loss they have already achieved with an injectable therapy. Using the same active ingredient in both formulations may reduce the risk of unexpected side effects compared with switching between therapies that do not share the same active agent.

The company’s prior Phase 1 and Phase 2 studies evaluating the oral tablet formulation of VK2735 successfully achieved their objectives. Viking’s Phase 1 study demonstrated dose-dependent reductions in mean body weight from baseline, ranging up to 8.2% after 28 days of daily dosing. The initial weight loss observed in the Phase 1 study also showed encouraging durability, with up to 8.3% reduction in body weight from baseline observed at follow-up visits through Day 57, four weeks after the last dose was administered. The study demonstrated encouraging safety and tolerability through 28 days of once-daily dosing, at doses up to and including 100 mg, with the majority of observed treatment emergent adverse events (TEAEs) reported as mild or moderate, with most reported as mild.

The company’s Phase 2 VENTURE-Oral Dosing study also successfully achieved its primary and secondary endpoints, with impressive reductions in body weight observed, as well as an encouraging safety and tolerability profile. This study was a randomized, double-blind, placebo-controlled multicenter trial designed to evaluate the safety, tolerability, pharmacokinetics and weight loss efficacy of VK2735 dosed as an oral tablet once daily for 13 weeks. The primary endpoint of the study was the percent change in body weight from baseline after 13 weeks of treatment.

In the third quarter of 2025, the company announced positive top-line results from the VENTURE-Oral Dosing study, with statistically significant reductions in body weight observed, along with promising safety and tolerability. Participants receiving once daily doses of the oral tablet formulation of VK2735 demonstrated reductions in mean body weight after 13 weeks, ranging up to 12.2% from baseline. Weight loss was progressive at all doses through the course of the study. Statistically significant differences compared to both baseline and placebo were observed for all doses >15 mg starting at Week 1 and continuing throughout the 13-week treatment period. All doses of VK2735 >15 mg also demonstrated statistically significant differences relative to placebo on the key secondary endpoint assessing the proportion of subjects demonstrating at least 5% and 10% weight loss. Up to 97% of subjects in the VK2735 treatment groups achieved ≥5% weight loss, compared with 10% for placebo, and up to 80% of subjects in VK2735 treatment groups achieved ≥10% weight loss, compared with 5% for placebo.

The VENTURE-Oral Dosing study included an exploratory dosing cohort designed to assess weight loss maintenance. In this cohort, participants were rapidly titrated to 90 mg daily doses. After four weeks of daily dosing at 90 mg, participants were down-titrated to 30 mg daily doses and maintained at 30 mg daily for seven weeks. Weight loss in this cohort was shown to be rapid and progressive through the 90 mg treatment period and was further extended following the transition to 30 mg daily doses. The observed results suggest that effective weight maintenance may be possible at doses <30 mg daily.

The oral tablet formulation of VK2735 also demonstrated encouraging safety and tolerability following 13 weeks of once-daily dosing. Among subjects receiving VK2735, 98% of reported drug-related TEAEs were categorized as mild or moderate in severity. The majority (99%) of gastrointestinal (GI)-related TEAEs were also reported as mild or moderate. Consistent with the results of the subcutaneous Phase 2 trial, GI-related adverse events were generally observed early in treatment, with decreasing frequency upon repeat dosing.

In December 2025, Viking held an end-of-Phase 2 meeting with the FDA to discuss potential next steps for oral VK2735. Based on feedback from the agency, the company plans to advance oral VK2735 into Phase 3 development for obesity, expected to begin in 3Q26.

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VK2735 Phase 1 Maintenance Dosing Study Fully Enrolled; Data Expected 3Q26. Based on VK2735’s extended plasma half-life and the availability of both injectable and oral dosage forms, the company is evaluating a range of novel dosing regimens for both the induction and the long-term maintenance of weight loss. Providing flexible dosing options for long-term therapy may improve treatment persistence following achievement of individual weight loss goals. As mentioned above, Viking believes that VK2735 is differentiated from currently available obesity treatments as it represents the only option utilizing the same dual-acting GLP-1 and GIP co-agonist molecule in both a subcutaneous and an oral formulation. Providing patients the option to remain on the same active compound throughout their treatment may reduce the potential for undesired side effects compared with options that involve switching between different therapeutic agents. The company believes this may lead to improved adherence to therapy and increase the probability of realizing the long-term benefits of weight loss such as reduced cardiovascular risks, improved physical function and increased quality of life.

In October 2025, Viking initiated a Phase 1 study designed to explore the feasibility of various VK2735 maintenance dosing regimens utilizing both the oral tablet and the subcutaneous formulation. This trial is a randomized, double-blind, placebo-controlled trial in approximately 180 adults with obesity (BMI ≥30 kg/m2). All participants will receive initial weekly subcutaneous doses of VK2735 or placebo for 19 weeks. Following Week 19, participants are transitioned to a range of VK2735 maintenance dosing regimens including weekly, every other week, and monthly subcutaneous dosing, as well as daily oral dosing, weekly oral dosing, or placebo. The objectives of the study are to evaluate the safety, tolerability, and pharmacokinetic (PK) profile of VK2735 under these various dosing regimens. Exploratory endpoints will assess change in body weight from baseline, as well as change in body weight from Week 19 to the end of the study at Week 31.

In January 2026, Viking announced completion of enrollment in the maintenance dosing study. The company expects to report the results of the study in 3Q26.

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IND for Dual Amylin and Calcitonin Receptor Agonist (DACRA) Planned for 1Q26. The amylin and calcitonin receptors play an important role in regulating food intake and metabolic control, making them potential therapeutic targets for obesity. Viking believes that dual activation of the amylin and calcitonin receptors could represent an attractive treatment option for patients who are not candidates for GLP-1 therapeutics due to tolerability or other reasons. The company has been developing a series of potent agonists of the amylin and calcitonin receptors, which could play an important role as both single agents or in combination with GLP-1 or dual GLP-1/GIP agonists.

The company plans to file an Investigational New Drug (IND) application for its lead amylin agonist later this quarter.

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Upcoming Investor Events. Viking management will participate in the following upcoming investor events:

Leerink Partners 2026 Global Healthcare Conference

Miami, FL

March 8 – 11, 2026

2026 Jefferies Biotech on the Beach Summit

Miami, FL

March 10 – 11, 2026

Raymond James Biotech/BioPharma Conference

New York, NY

April 14, 2026

Fourth Quarter and Full-Year 2025 Financial Highlights

Fourth Quarter ended December 31, 2025 and 2024

Research and development expenses were $153.5 million for the three months ended December 31, 2025, compared to $31.0 million for the same period in 2024. The increase was primarily due to increased expenses related to clinical studies, stock-based compensation and salaries and benefits, partially offset by decreased expenses related to manufacturing for our drug candidates and preclinical studies.

General and administrative expenses were $11.3 million for the three months ended December 31, 2025, compared to $15.3 million for the same period in 2024. The decrease was primarily due to decreased expenses related to legal and patent services, partially offset by increased expenses related to stock-based compensation.

For the three months ended December 31, 2025, Viking reported a net loss of $157.7 million, or $1.38 per share, compared to a net loss of $35.4 million, or $0.32 per share, in the corresponding period in 2024. The increase in net loss for the three months ended December 31, 2025, was primarily due to increased research and development expenses, partially offset by decreased general and administrative expenses and increased interest income, compared to the same period in 2024.

Year Ended December 31, 2025 and 2024

Research and development expenses were $345.0 million for the year ended December 31, 2025, compared to $101.6 million for the same period in 2024. The increase was primarily due to increased expenses related to clinical studies, manufacturing for our drug candidates, stock-based compensation, salaries and benefits, regulatory services and consultants, partially offset by decreased expenses related to preclinical studies.

General and administrative expenses were $48.4 million for the year ended December 31, 2025, compared to $49.3 million for the same period in 2024. The decrease was primarily due to decreased expenses related to legal and patent services, partially offset by increased expenses related to stock-based compensation, insurance and salaries and benefits.

For the year ended December 31, 2025, Viking reported a net loss of $358.5 million, or $3.19 per share, compared to a net loss of $110.0 million, or $1.01 per share, in the corresponding period in 2024. The increase in net loss for the year ended December 31, 2025, was primarily due to increased research and development expenses, partially offset by decreased general and administrative expenses and increased interest income, compared to the year ended December 31, 2024.

Balance Sheet as of December 31, 2025

At December 31, 2025, Viking held cash, cash equivalents and short-term investments of $706 million, compared to $903 million as of December 31, 2024.

Conference Call

Management will host a conference call to discuss Viking’s fourth quarter and full-year 2025 financial results today at 4:30 pm Eastern. To participate in the conference call,

please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until February 18, 2026, by dialing (855) 669-9658 from the U.S. and Canada, or (412) 317-0088 and entering conference ID #3246362. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. Viking's clinical programs include VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. The company is evaluating its subcutaneous formulation of VK2735 in a Phase 3 obesity program that includes two Phase 3 clinical trials (VANQUISH-1 and VANQUISH-2). Data from a Phase 1 and a Phase 2 trial evaluating subcutaneous VK2735 demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. Concurrently, the company is evaluating an oral formulation of VK2735 in obesity. Viking is also developing VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders. The compound successfully achieved both the primary and secondary endpoints in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company's newest program is evaluating a series of internally developed dual amylin and calcitonin receptor agonists (or DACRAs) for the treatment of obesity and other metabolic disorders. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). In a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD, VK0214 was shown to be safe and well-tolerated, while driving significant reductions in plasma levels of very long-chain fatty acids (VLCFAs) and other lipids, as compared to placebo.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin and other receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission including Viking's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	153,459	30,987	344,955	101,644
General and administrative	11,279	15,251	48,387	49,277
Total operating expenses	164,738	46,238	393,342	150,921
Loss from operations	(164,738)	(46,238)	(393,342)	(150,921)
Other income (expense):
Amortization of financing costs	—	(24)	(56)	(94)
Interest income, net	7,035	10,844	33,704	40,940
Realized gain on investments, net	41	1	55	112
Total other income, net	7,076	10,821	33,703	40,958
Net loss	(157,662)	(35,417)	(359,639)	(109,963)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(10)	(2,252)	1,119	(173)
Foreign currency translation gain (loss)	14	(168)	47	(226)
Comprehensive loss	$(157,658)	$(37,837)	$(358,473)	$(110,362)
Basic and diluted net loss per share	$(1.38)	$(0.32)	$(3.19)	$(1.01)
Weighted-average shares used to compute basic and diluted net loss per share	114,005	111,344	112,667	109,037

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$165,810	$26,676
Short-term investments – available-for-sale	539,929	875,936
Prepaid clinical trial and preclinical study costs	8,053	3,476
Prepaid expenses and other current assets	1,806	1,128
Total current assets	715,598	907,216
Right-of-use assets	85	1,003
Deferred financing costs	—	56
Deposits	46	46
Total assets	$715,729	$908,321
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$53,251	$9,813
Other accrued liabilities	23,279	17,111
Lease liability, current	137	489
Total current liabilities	76,667	27,413
Lease liability, net of current portion	—	630
Total long-term liabilities	—	630
Total liabilities	76,667	28,043
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2025 and December 31, 2024; no shares issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2025 and December 31, 2024; 114,793,067 shares issued and outstanding at December 31, 2025 and 111,573,519 shares issued and outstanding at December 31, 2024	1	1
Treasury stock at cost, no shares at December 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	1,486,229	1,368,972
Accumulated deficit	(847,546)	(487,907)
Accumulated other comprehensive loss	378	(788)
Total stockholders’ equity	639,062	880,278
Total liabilities and stockholders’ equity	$715,729	$908,321

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com